Exhibit 99.1

MEDTOX® Scientific, Inc.

Fourth Quarter Conference Call

February 27, 2007

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Good morning everyone. I’m Kevin Wiersma, chief operating officer of the MEDTOX Laboratory Services division, and also CFO of the company. Welcome to our fourth quarter conference call.

Before Dick Braun, our CEO, begins our prepared presentation, I’d like to cover one administrative item: Forward looking statements in our conference call today are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors are described from time to time in the Company's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

Our call today is in listen-only mode, and we would also like to welcome those listeners who have accessed this morning’s call on the internet. Following our prepared remarks, we’ll have a question and answer session that is accessible to institutional investors and qualified financial analysts covering MEDTOX and our industry. We look forward to your questions.

Also joining us for our call is Jim Schoonover, our chief marketing officer, and at this time I’m pleased to introduce Dick Braun, CEO of MEDTOX.

Dick Braun, MEDTOX. - Chairman, President & CEO

Thank you, Kevin. On March 1st of 2006 when we discussed calendar 2005 performance, we told you that we would continue our focus to maximize operating income, increase operating cash flows and to improve our balance sheet. Consistent with those objectives, we increased operating income by 48%, operating cash flow by 26%, and income before tax by 71%. Additionally, revenue, gross margin, operating income and net income before taxes were at record levels for both the quarter and the year. Net income for the year increased 37%. For comparison purposes it is important to note that in the fourth quarter of 2005 we recorded a one time non cash tax benefit which increased earnings in 2005 for the quarter and year by $711,000. Without the tax benefit in 2005, net income would have increased 199% and 74% respectively for the quarter and year ended December 31, 2006.

While driving increases in both the top and bottom lines, we improved our efficiency and productivity, reducing expenses as a percentage of sales and strengthening our balance sheet. Long term debt was reduced from $5,465,000 to $2,055,000, which we expect to pay down by year end 2007. At year end our revolving line of credit had no outstanding balance. Operating cash flows for the year increased to $9,733,000, a record amount.

In our Laboratory Segment, sample volume overall increased in 2006, and our pricing structure remains stable. We continue to be encouraged regarding the future of both our laboratory and diagnostic segments. Our lab-based drugs-of-abuse business again showed solid growth in 2006. Within our Specialty Laboratory Services segment, Clinical Trial Services clients generated $4.5 million in revenues in 2006, up from $3.2 million in 2005, an increase of 41%. While we continue to add new clients in Clinical Trial Services, we also enjoyed significant repeat business from existing clients. In many cases we are still only getting a small percentage of the work potentially available from existing clients, which continues to present a significant opportunity

We also met the goal for the deployment of eChain®, our web-based, paperless drug-testing management system. It is now active in more than 1,000 clinics in all 50 states and Puerto Rico. The eChain® system is the first electronic custody-and-control form and data management system designed and implemented by a SAMHSA-certified laboratory. The eChain® system automates all aspects of the drug screening process: gathering initial applicant data, sending donors to the correct collection site and final reporting of test results via the internet. Every step in the testing process can be monitored and tracked from a client’s desktop computer.

In the Diagnostic Segment, we continued to bring innovative new products to market, including the MEDTOXScan® electronic reader for emergency rooms and hospital laboratories. Approximately 100 readers have been shipped and response from our distributor, Cardinal Health, and end using customers has been very good. We have had increasing success with our new SURE-SCREEN® low-level detection products for the government market, and PROFILE®-III devices for the workplace market. These products helped drive an increase in Diagnostics’ 2006 operating income to $2,062,000 from $802,000 the previous year and an operating margin of 13.1 percent compared to 5.5 percent the previous year. These results reflect our ability to deliver timely profitable solutions that address real-world, market-driven needs.

Overall, we are working to make the most of our current momentum. We have invested resources back into sales and marketing, increasing our number of sales representatives by 30 percent. We will continue to scale our organization to meet new opportunities, but remain committed to a performance-based environment, controlling costs with an efficient low risk high-reward approach.

Kevin ...

Kevin Wiersma, MEDTOX - COO - Laboratory Services Division and CFO:

Thank you, Dick. Here are some details regarding the quarter and the year.

We experienced top line growth of 16% for the fourth quarter and 11% for the year.

In our lab business, fourth quarter revenues were $13.5 million, up 15% from the fourth quarter of last year. For the full year, revenues in our lab business grew 11% to $54.0 million.

Revenues from workplace drugs-of-abuse testing increased 13% for the fourth quarter and 9% for the year due to increased sample volume.

Revenues for Specialty Laboratory Services were up a solid 18% for the quarter and 16% for the year due to strong sales growth in Clinical Trial Services and higher average revenue per test.

In our POC diagnostics business, fourth quarter revenues were $3.8 million, up 19% from last year. For the full year, POC diagnostic revenues grew by 9% to $15.8 million. This growth was driven primarily by strong sales of our PROFILE-II ER®, Sure-Screen® and PROFILE®-III devices.

Our overall gross margin was 43.2% in the fourth quarter, up from 42.8% last year. For the full year, our overall gross margin was 44.4%, up from 43.0% last year.

Our lab business operated at a 37.9% margin in the fourth quarter, up slightly from 37.5% in the fourth quarter of last year. For the year, gross margin in our lab business was 39.4% compared to 38.0% last year. The improvement in gross margin resulted from additional volume through our current infrastructure and an increase in higher margin clinical trial testing.

Margins in our Diagnostic division were 61.7% in the fourth quarter, down 20 basis points from 61.9% last year. For the year, gross margins in our Diagnostic division were 61.6% compared to 59.8% last year.

For the quarter, our selling, general and administrative expenses were down slightly from the third quarter at $5.2 million, but up from $5.0 million in the fourth quarter last year. SG&A expenses were in line with our expectations, and reflect a continued increased investment in information technology, sales and marketing and increased incentive based compensation.

For the full year, our selling, general and administrative expenses were up $1.3 million, but decreased to 29.6% of revenues from 30.6% of revenues last year. Our increased spending was primarily associated with increased incentive based compensation and increased spending on information technology. For 2007, we anticipate selling, general and administrative expenses to increase a similar amount as we continue to increase our investment in sales and marketing and information technology.

Research and development expenses were $586,000 in the quarter, up $87,000 from the fourth quarter last year. For the year, research and development expenses were $2.2 million, down 6% from last year. We expect R&D expenses to continue at their current level in 2007.

Other expenses were down $111,000 to $205,000 in the quarter. For the year, other expenses were $1.0 million compared to $1.3 million last year. The improvement is primarily due to lower interest expense related to reductions in our average debt levels.

We recorded a tax provision for 2006 based upon an effective rate of approximately 36.8%. In the fourth quarter of last year, we recorded a one-time non-cash tax benefit which was primarily the result of the reduction of our valuation allowance on deferred tax assets. We expect our effective tax rate for 2007 to be around 36.5%.

In terms of the balance sheet, trade receivables are up from their previous year end levels due to strong November and December sales and the timing of cash receipts. Our days sales outstanding was 53.6 days for the year compared to 51.5 days last year. Our bad debt expense for the year was 0.5% of revenues. Our long term liabilities are $3.0 million of which $2.1 million relates to the mortgage on the building complex.

For the year, capital expenditures were $4.5 million. We anticipate capital expenditures for 2007 to be approximately $6.2 million with increased investment in instrumentation and facility improvements in support of our growing clinical trials and workplace drugs-of-abuse business.

Depreciation and amortization was $3.4 million for the year.

This concludes our review of the Company’s financial performance.

Dick Braun, MEDTOX - Chairman, President & CEO

We would be glad to take any questions that you may have now.

QUESTION AND ANSWER

Steven Crowley - Craig-Hallum Capital - Analyst

Good morning gentleman. Obviously a nice finish to a very good year. Congratulations.

Jim Schoonover, MEDTOX - Chief Marketing Officer

Thank you.

Steven Crowley - Craig-Hallum Capital - Analyst

A couple questions. You mentioned your progress with eChain® and my sense is that 2006 was a year of deployment for that initiative. What does the harvest look like on the eChain® initiative?

Jim Schoonover, MEDTOX - Chief Marketing Officer

I'm sorry, Steve. Say that one more time.

Steven Crowley - Craig-Hallum Capital - Analyst

I'm just wondering how you convert the investment in the eChain® infrastructure and the network into incremental revenues for the story. What does the harvest start to look like for the eChain® initiative?

Jim Schoonover, MEDTOX - Chief Marketing Officer

Steve, this is Jim Schoonover. I think the answer to that started to become more apparent at the end of the fourth quarter. We now have 50 clients utilizing eChain® for their companies, and we will be starting a fairly active and aggressive sales campaign starting in March of this year, to now go out and solicit corporate business in order to utilize those clinics that are on the eChain® system. So we should have a better sense of that in the next few quarters.

Steven Crowley - Craig-Hallum Capital - Analyst

Excellent, and obviously, you gave us some nice visibility on the performance of the Clinical Trial Services business in '06. With, I think, you said 41% growth in '06. Is it likely that you can keep yourself on a pretty good trajectory of growth going forward in Clinical Trial Services, 35, 40% kind of growth trajectory in that business? Is that attainable?

Dick Braun, MEDTOX. - Chairman, President & CEO

This is Dick Braun, Steve. I don't know that we can commit to an exact number of 35 or 40%, but I think the trajectory can remain comparable to that. We actually achieved the level we're at with one senior director of sales, and we have recently added a second sales director for the West Coast, and we're in the process of fairly soon closing on a third sales director for the East Coast. We have also added infrastructure internally, as far as instrumentation and scientific staff to meet capacity. So we're pretty optimistic about the future. And the market is quite large compared to the small amount we are doing in it.

Steven Crowley - Craig-Hallum Capital - Analyst

And how would you characterize your penetration of customers? I know quantitatively, you said it was very small, or maybe that's qualitatively. But have you gotten into a significant number of accounts and proven yourself? And now there's the opportunity to garner more business? Or have you penetrated one silo of their needs and there are additional needs? What's the recipe there?

Jim Schoonover, MEDTOX - Chief Marketing Officer

Steve, this is Jim again. A couple of things. Number one, we are still in a very good position in the market in terms of performing bioanalytical services for company, where we do assay development, and there are relatively few competitors that do that. So that has clearly been a focus of ours with biotech companies, small to mid sized pharma, et cetera. And then on the central lab services side, we do compete with more clients on broader-based trials -- or, I'm sorry, more competitors on broader-based trials. But we still believe that our customer service, our program management capabilities and our responsiveness to those customers gives us a good position in that market. As Dick mentioned earlier, we have been adding new relationships to our clinical trials stable of customers. But we have also started to penetrate our existing customers a little bit more. And having additional sales help on both coasts will help us go visit those customers, find out who else is placing trials, and do more in terms of penetration of individual clients.

Steven Crowley - Craig-Hallum Capital - Analyst

Great. One additional question, and then I will get back in the queue. Dick, you mentioned that in the hospital DOA business, you have been receiving good feedback from both your distribution partner and customers. How has that translated so far into either the ramp and use of the product or utilization? Are you happy with the early indications you are getting on those fronts?

Dick Braun, MEDTOX. - Chairman, President & CEO

Last part of your question first, yes, we're very happy. Just to give you an idea of the early acceptance, the numbers roughly that we have sent out are between 95 and 100 readers. And in all of those cases, the people have indicated a strong interest to adopt the reader and buy our devices, but obviously after they do their sort of an introductory look at it, they could send it back. And in all of those cases, we have only received 4 back. And the 95 or so that are out there are beginning to order. And we are seeing an ordering pattern on a monthly basis that's slightly higher than we expected.

Steven Crowley - Craig-Hallum Capital - Analyst

Excellent. Well, I will come back with some more questions.

Brent Miley - Rutabaga Capital - Analyst

Hi, good morning. Couple of questions for you if I could. On the general DOA business, I was wondering if you could give us some updates on kind of just what the volume trends look like there? I know you guys in the past have sort of talked about business from current clients versus new. And just wondered if you could give us a little detail on that?

Kevin Wiersma, MEDTOX. - CFO & COO, MEDTOX Laboratory Services

Sure, Brent, this is Kevin Wiersma. Volume from existing clients in the quarter was up just slightly from the fourth quarter of last year, and overall for the year it was up slightly as well. But that base seems to be fairly stable.

Brent Miley - Rutabaga Capital - Analyst

Okay. And general volumes for the year, sort of including the new clients, would have been up -- you mentioned pricing was pretty stable. So can I just take the revenue number and assume that you basically did grow units by approximately... ?

Kevin Wiersma, MEDTOX. - CFO & COO, MEDTOX Laboratory Services

Revenue overall in the workplace drugs-of-abuse testing grew 13% for the year. Majority of that being from new business.

Brent Miley - Rutabaga Capital - Analyst

Okay. And then another question on the Cardinal opportunity or the opportunity with the readers you were just talking about. What is the overall potential for that business? I mean it seems like you guys have a simpler and perhaps better mouse trap. I know penetrating the market from an installed competitor can be tough. But what is the potential there?

Jim Schoonover, MEDTOX - Chief Marketing Officer

Brent, this is Jim Schoonover. There are about 6,000 to 7,000 hospitals in the universe that we follow, or that we're involved with. Of that, about 4,000 are hospitals we think we match up well with. The others are ones that have auto analyzers for their drugs-of-abuse. They tend to be the larger hospitals. So of the universe of 4,000 hospitals, we believe we have an opportunity to sell anywhere up to that number. Our main competitor has been entrenched in that market for a number of years. And so there's a bit of a process of dislodging that's going on. But we feel very strongly about our ability to capture certainly up to a significant portion of the 4,000. It's a little early to give you an exact number. But we feel very good about the initial response from clients, as well as from Cardinal Health.

Brent Miley - Rutabaga Capital - Analyst

Okay, great. And in terms of -- you are getting the necessary attention that you guys need from Cardinal, your distributor there?

Jim Schoonover, MEDTOX - Chief Marketing Officer

Yes, we are doing some promotional and marketing activities with them. We've run a sales contest that incorporates our sales team with theirs. So we're getting some good momentum with both organizations.

Brent Miley - Rutabaga Capital - Analyst

Okay. And then just another general question on kind of as you look forward on the diagnostic side, the point of care testing, what are the big opportunities there? I know you have obviously had some nice wins on the government side, and obviously the workplace has gone well. Is there a particular sort of area of emphasis you guys were targeting in '07? Or is it pretty broad-based? Can you just give us a feel for what the opportunity is on that diagnostic side?

Jim Schoonover, MEDTOX - Chief Marketing Officer

Yes, I think the government opportunity continues on as it has been. They have a penchant for the instant testing model in corporation with doing confirmations at our laboratory. But I think this is where eChain® becomes interesting, because if we can couple our eChain® system with our diagnostic screening devices for the corporate market, they actually can have negative test results delivered back to the corporate hiring manager, literally in minutes to one or two hours. So as we are penetrating that corporate market more aggressively, we certainly will be emphasizing the diagnostic opportunity, as well as the lab-based opportunity.

Brent Miley - Rutabaga Capital - Analyst

Okay, very good. Thank you.

Steven Crowley - Craig-Hallum Capital - Analyst

My follow-up question relates to a point you were just starting to make, potentially, Jim, with the government market, and the opportunity there in criminal justice. Can you give us an update as to how things have gone with L.A. County, and the major initiative you had ramp last year? And not just how you are doing with L.A. County, but maybe a bit of a landscape view of what's going on in that overall market, and how you might be able to leverage what's going on in L.A.?

Jim Schoonover, MEDTOX - Chief Marketing Officer

Sure, I would be glad to. L.A. in and of itself, has gone extremely well. There was, I think, some concern on their part initially that the transition would be a bit rocky. And, in fact, it's gone very smoothly. They've started to utilize the SURE-SCREEN® devices in their juvenile camps. At this point in time, they are still using lab-based services of MEDTOX for the rest of probation/parole. But once we are done with the training of their officers on the DARS™ program, the Drug Abuse Recognition System program, we expect some of those to start transitioning to SURE-SCREEN®. That training should be completed actually in the next few weeks. As it relates to other government clients, we have had a number of counties, large counties in California, Texas, and also some larger states that have indicated an interest in the ClearCourse™ model. ClearCourse™ being the DARS program, SURE-SCREEN® device and our electronic results reporting capabilities. I would say that in terms of growth opportunity in government, we expect 2007 to be a stronger year than 2006, as we see some of these larger prospects actually get closed and start generating revenue. So we think this is a very good model for that market, and we expect to see more and more revenue as people realize the benefits down at the operating level in probation/parole.

Steven Crowley - Craig-Hallum Capital - Analyst

Question for you. Is it safe to consider that business, the government drugs-of-abuse business, criminal justice drugs-of-abuse business, to be a several million dollar business in 2006? I'm just trying to get a sense for what its starting point is.

Dick Braun, MEDTOX. - Chairman, President & CEO

Well, you mean, $5 million -- or what did you say, a few million -- ?

Steven Crowley - Craig-Hallum Capital - Analyst

Yes, like $3.5 million, $4 million?

Dick Braun, MEDTOX. - Chairman, President & CEO

That's fairly large. I mean, I think go back to discussions we've had in the past. Our strategic focus is sort of measured in incremental growth across all of our product lines. And I think that would be a rather large incremental growth in one product line for the year. But the whole market is substantially bigger than that.

Steven Crowley - Craig-Hallum Capital - Analyst

Dick, I want to make sure that I didn't confuse the question. I was -- is it about $3 million or $4 million as a business right now, from which it can grow?

Dick Braun, MEDTOX. - Chairman, President & CEO

Right now that business is $3 to $5 million for us.

Steven Crowley - Craig-Hallum Capital - Analyst

Okay. And I trust, given some of the success stories going on there and some of the interest, at least for a period of time, that could be an above average grower for you? Maybe -- I don't know, let's put a range, 15% to 20% growth business? 15% to 25% growth business? Is that crazy talk?

Dick Braun, MEDTOX. - Chairman, President & CEO

If you ask the question again, it will go to 25% or 30%. But actually, it can be above average. And I think it's Jim's intention that this year it should be because we are well positioned.

Steven Crowley - Craig-Hallum Capital - Analyst

Okay, great. And then more of a business model question. You are obviously coming off a fiscal 2006 where you had some very nice operating margin improvement. I mean almost 300 basis points of operating margin improvement. Looking forward, it's not too difficult, with the components of your equation, to see likely potential for 150 to 200 basis points improvement in operating margin over the next couple of years. My questions are, is that realistic, given the components as you see them? And am I correct in assuming that there really isn't a natural ceiling to your operating margin performance anywhere close here? It's just executing and cranking up some of the new initiatives and keeping the expense discipline?

Dick Braun, MEDTOX. - Chairman, President & CEO

Exactly, it's all driven by the top line and keeping the expense discipline. I think we have demonstrated over the last three or four years that we have maintained our expense discipline in terms of increasing SG&A. And the LEAN initiatives above the line have created the leverage where we can increase the gross margin.

Steven Crowley - Craig-Hallum Capital - Analyst

And therefore that conceptual outlook of there being certainly the ingredients for noticeable operating margin improvement going forward, is that at least conceptually valid?

Dick Braun, MEDTOX. - Chairman, President & CEO

Yes, it is.

Steven Crowley - Craig-Hallum Capital - Analyst

Great, thank you very much.

Brent Miley - Rutabaga Capital - Analyst

I had a couple of follow-ups. One, I imagine you guys saw, there's an article in Barron's talking a little about some of the saliva testing going on. And I know you guys -- we have talked about this a little bit in the past. Was wondering if you might just comment on where that is, whether adoption of that particular technology has sped up, if it's the same? I know you guys have some capability to implement that, and you may already do some of that as it is. But I'd like to hear a little bit more about that in terms of on the competitive side, sort of as a substitute for, or replacement for urine testing. And then secondly, I guess I was wondering if you might talk a little bit about where the main R&D focus is these days?

Dick Braun, MEDTOX. - Chairman, President & CEO

This is Dick Braun, Brent. We are aware of the article. I think the writer sort of mixed his metaphors a little bit there. There are really two ways to do oral fluid testing. One is to collect the sample and send it to the laboratory. And two is collect the sample and do it in an appointed care setting, much like the way our urine, disposable point-of-collection devices. We actually currently do do oral fluid testing in the laboratory. We don't do a lot of it. There hasn't been a great demand from our clients. But we do do a modest amount. In terms of the oral fluid point-of-collection testing, we do not do that. And there are some issues with regards to it. If you are wanting to use one of those devices in the workplace setting, they have to be FDA cleared, and there are no FDA cleared on-site, point-of-collection oral fluid tests. So they are typically used in the probation, parole and criminal settings. But, in fact we have not seen a lot of demand for it at this point in time.

Brent Miley - Rutabaga Capital - Analyst

Okay. But you pretty well can ramp that in terms of your lab capabilities, any time you need to?

Dick Braun, MEDTOX. - Chairman, President & CEO

Yes, we can.

Brent Miley - Rutabaga Capital - Analyst

Okay. And then again, separately, just in terms of the R&D focus going forward, I know it's mostly applied R&D, but just curious as to whether you guys are commenting on where the main emphasis is in the R&D spend?

Dick Braun, MEDTOX. - Chairman, President & CEO

We aren't, in the sense that we don't have necessarily anything that is terribly new and that we're going to be putting a lot of money into. It's just, I think, consistent development and improvement on what we have.

Brent Miley - Rutabaga Capital - Analyst

Okay, very good. Thank you.

Steven Crowley - Craig-Hallum Capital - Analyst

Yes, one more question from me. We have talked about a number of the important growth drivers that are developing at the Company, some things you have talked about over the last couple fiscal year conference calls. I'm curious, are there any emerging new initiatives for growth that may be -- new applications or new homes for your current product mix, or your laboratory capabilities?

Jim Schoonover, MEDTOX - Chief Marketing Officer

Steve, I will respond to that first, and then Dick may have a comment. One of the things we try to do fairly consistently from a strategic point of view is look forward into the 12 to 18 month time horizon and see where we think opportunities to expand our core competencies exist. And we've continued to do that and we have -- we believe there are a couple of very opportunistic situations for us in the next probably 12 to 18 months that we're going to be exploring further in terms of development throughout 2007. So I think to answer your question in a general sense, we do believe there are those kinds of opportunities. I don't know that we want to get specific just yet as to what they are.

Dick Braun, MEDTOX. - Chairman, President & CEO

I do have a bit of a follow-up to that. And I think we have tried to reinforce this over the last two or three years, that all of the markets we're in are quite large, relative to our size. And that our ambitions for growth are to be very profitable and have incremental leverage. And so we don't need to step too far out of where we are right now. But as Jim said, we look to be within our core competencies, without expending a lot of additional money and creating risk, we will step out where we see opportunities. But as a general rule, we have enough markets and enough products and services now to continue growth for some period of time.

Steven Crowley - Craig-Hallum Capital - Analyst

Great, well, we'll look forward to some visibility on a number of these initiatives. I just figured I would give you the opportunity at the annual conference call to do a little bit of that. Thank you very much.

Dick Braun, MEDTOX. - Chairman, President & CEO

Thanks, Steve.

Operator

And with that, there are no further questions in the queue. I would like to turn the call to Dick Braun for additional or closing comments.

Dick Braun, MEDTOX. - Chairman, President & CEO

Thank you, while our 2006 performance was very good by many measures, we realize our results have only come through careful planning, efficient operations and a sustained focus on the needs of our customers. If our growth is to continue, it is clear we must maintain the same highly disciplined approach that has brought us to this point.

We would like to thank you for joining us, and we look forward to speaking with you again at the end of the first quarter.